                                                                      EXHIBIT 99

[LIBBEY LOGO]                                       LIBBEY INC.
                                                    300 MADISON AVE
                                                    P.O. BOX 10060
                                                    TOLEDO, OH 43699


================================================================================
N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                      AT FRB | WEBER SHANDWICK:
---------------                      -------------------------
KENNETH WILKES  KENNETH BOERGER      SUZY LYNDE
VP/CFO          VP/TREASURER         ANALYST INQUIRIES
(419) 325-2490  (419) 325-2279       (312) 640-6772


FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 6, 2003


                  LIBBEY INC. ANNOUNCES FOURTH QUARTER DILUTED
                   EARNINGS PER SHARE OF $0.56; UP 24 PERCENT

   REPORTS DOUBLE DIGIT INCREASES IN SALES TO FOODSERVICE AND RETAIL CUSTOMERS


TOLEDO, OHIO, FEBRUARY 6, 2003--Citing strong sales increases to foodservice and retail customers, LIBBEY INC. (NYSE: LBY) announced that diluted earnings per share for the fourth quarter ended December 31, 2002, were up 24.4 percent to 56 cents on sales of $117.4 million, an increase of 4.7 percent. For the year, the company reported that sales were up 3.4 percent to $433.8 million from $419.6 in the year-ago period. Diluted earnings per share for the year were $1.82 compared to $2.53 in 2001. Excluding the impact of the expenses related to the abandoned acquisition of Anchor Hocking, diluted earnings per share for 2002 would have been $2.37. On January 13, 2003, the company announced its expectation that diluted earnings per share for the quarter would be between 53 and 55 cents.

DILUTED EARNINGS PER SHARE $0.56 IN FOURTH QUARTER

For the quarter-ended December 31, 2002, sales were $117.4 million up 4.7 percent from $112.1 million in the year-ago quarter. Both foodservice and retail sales showed solid growth in the fourth quarter, while sales to industrial customers were lower than last year.

The company recorded income from operations of $12.3 million during the quarter. This is an increase of 11.6 percent compared with the year-ago period. Increased production associated with higher sales and efforts to reduce selling, general and administrative expenses also contributed to the growth in profits and profitability.

Libbey, Inc.
Add 2

The company recorded earnings before interest and income taxes (EBIT) of $13.4 million as compared with $11.2 million in the year-ago quarter, an increase of 20 percent. Pretax equity earnings were up $0.9 million to $1.2 million, compared with $0.3 million in the year-ago quarter and increased primarily as a result of higher profits at Vitrocrisa, the company's joint venture in Mexico. Vitrocrisa's results were impacted by cost savings initiatives and lower Mexican taxes.

For the quarter-ended December 31, 2002, the company recorded net income of $8.4 million, or diluted earnings per share of 56 cents compared with net income of $7.0 million, or diluted earnings per share of 45 cents, in the year-ago period.

The company recorded a $26.4 million reduction in shareholders equity as part of the recording of an additional minimum pension liability in the quarter.

SALES INCREASED 3.4 PERCENT IN 2002

For the year-ended December 31, 2002, sales increased 3.4 percent to $433.8 million from $419.6 million in 2001. Income from operations was $53.7 million compared with $62.4 million last year. The reduced operating income was the result of an unfavorable sales mix, higher manufacturing expenses and higher general and administrative expenses due to lower pension income and an increase in nonpension postretirement expense. EBIT was $44.9 million compared to $68.6 million in 2001. The decrease was partially attributable to a decline in operating income, however, the primary driver for the reduction was the expense related to the abandoned acquisition of Anchor Hocking totaling $13.6 million pretax. Net income was $28.1 million, or $1.82 per share on a diluted basis, compared with $39.4 million, or $2.53 per share on a diluted basis in the year-ago-period. Excluding the expenses related to the abandoned acquisition, net income and diluted earnings per share for 2002 would have been $36.6 million and $2.37, respectively.

WORKING CAPITAL

Compared to the year-ago-period, inventories increased $12.7 million. The increase is entirely attributable to the acquisition of Traex and Royal Leerdam in the fourth quarter. Increases in accounts receivable of $5.9 million compared to the year-ago-period also are entirely attributable to the acquisitions. This represents another solid performance in working capital management considering the sales increase in the quarter.

SHARE REPURCHASE PLAN

The company announced that it had repurchased a total of 935,600 shares during 2002 for $26.8 million. The company confirmed that it has authorization to repurchase an additional 2,500,000 shares pursuant to a share repurchase plan previously approved by the Board of Directors.


RESULTS AND OUTLOOK

Libbey, Inc.
Add 3

Discussing the company's current results and outlook, John F. Meier, chairman and chief executive officer, said, "The fourth quarter had many positive developments for Libbey. We are encouraged by the continued growth in sales to our core foodservice and retail customers. Our bottom line also finished the year with a sizeable increase, up 24 percent. We consummated two strategic acquisitions; Traex on December 2, 2002, a key supplier of plastic products to the U. S. foodservice industry and Royal Leerdam on December 31, 2002, among the world leaders in manufacturing and selling fine glass stemware." These acquisitions did not have a material impact on the company's earnings in the quarter.

He continued, "Our expectation for 2003 is that diluted earnings per share will increase to $2.55 to $2.60, or an 8 to10 percent increase over the 2002 result (excluding the 2002 acquisition expense write-off) as:
-   sales growth will continue in our key areas of retail and foodservice;
- cost reduction efforts implemented during 2002 and new initiatives underway will provide savings that will help offset an increase of an estimated $7 million (or $0.30 per diluted share) in non-cash pension expense and higher retiree medical expenses;
-   the Traex and Royal Leerdam acquisitions will contribute to earnings growth;
- the company's cash flow performance will be strong, with cash flow from operations of approximately $60 million expected, or a 10% increase."

Concerning the first quarter, the company announced expectations of earnings per diluted share of $0.22 to $0.27, which compares to $0.25 in the year ago period.

WEBCAST INFORMATION

Libbey will hold a conference call for investors on Thursday, February 6, 2003 at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet, accessible on both www.libbey.com and http://www.firstcallevents.com/service/ajwz373620695gf12.html. To listen to the call, please go to the website at least 15 minutes early to register, download and install any necessary software. A replay will also be available for 7 days after the conclusion of the call.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased

Libbey, Inc.
Add 4

materials; higher interest rates that increase the company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expenses associated with higher medical costs, reduced pension income associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's operations or within the intended time periods; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:
-   is a leading producer of glass tableware in North America;
-   is a leading producer of tabletop products for the foodservice industry;
-   exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in The Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, The Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes. In 2002, Libbey Inc.'s net sales totaled $433.8 million.

                                   LIBBEY INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per-share amounts)

                                                            THREE MONTHS ENDED
                                                                                               Percent
                                                 December 31, 2002         December 31, 2001    Change
                                                 -----------------         -----------------    ------
Net sales                                               $117,399                  $112,083       4.7%
Freight billed to customers                                  536                       604
Royalties and net technical assistance                       300                       972
                                                 ----------------          ----------------
     Total revenues                                      118,235                   113,659       4.0%

Cost of sales                                             92,175                    87,010       5.9%
Selling, general and administrative expenses              13,773                    15,637     -11.9%
                                                 ----------------          ----------------
     Income from operations                               12,287                    11,012      11.6%
Equity earnings - pretax                                   1,227                       306
Expenses related to abandoned acquisition                     19                         -
Other expense--net                                          (145)                     (164)
                                                 ----------------          ----------------

     Earnings before interest and income taxes            13,388                    11,154      20.0%

Interest expense--net                                     (2,186)                   (2,044)
                                                 ----------------          ----------------

     Income before income taxes                           11,202                     9,110      23.0%

Provision for income taxes                                 2,781                     2,125
                                                 ----------------          ----------------

     Net income                                           $8,421                    $6,985      20.6%
                                                 ================          ================

Net income per share:
     Basic                                                 $0.57                     $0.46
                                                 ================          ================
     Diluted                                               $0.56                     $0.45
                                                 ================          ================

Weighted average shares:
     Outstanding                                          14,812                    15,325
                                                 ================          ================
     Diluted                                              14,943                    15,576
                                                 ================          ================

                                                            TWELVE MONTHS ENDED
                                                                                               Percent
                                                 December 31, 2002         December 31, 2001    Change
                                                 -----------------         -----------------    ------
Net sales                                               $433,761                  $419,594       3.4%
Freight billed to customers                                1,732                     2,085
Royalties and net technical assistance                     2,404                     3,741
                                                 ----------------          ----------------
     Total revenues                                      437,897                   425,420       2.9%

Cost of sales                                            327,565                   307,255       6.6%
Selling, general and administrative expenses              56,631                    55,716       1.6%
                                                 ----------------          ----------------
     Income from operations                               53,701                    62,449      -14.0%

Equity earnings--pretax                                    6,379                     6,384
Expenses related to abandoned acquisition                (13,634)                      -
Other expense--net                                        (1,510)                     (241)
                                                 ----------------          ----------------

     Earnings before interest and income taxes            44,936                    68,592      -34.5%

Interest expense--net                                     (8,263)                   (9,360)
                                                 ----------------          ----------------

     Income before income taxes                           36,673                    59,232      -38.1%

Provision for income taxes                                 8,618                    19,840
                                                 ----------------          ----------------

     Net income                                          $28,055                   $39,392      -28.8%
                                                 ================          ================

Net income per share:
     Basic                                                 $1.84                     $2.58
                                                 ================          ================
     Diluted                                               $1.82                     $2.53
                                                 ================          ================

Weighted average shares:
     Outstanding                                          15,240                    15,296
                                                 ================          ================
     Diluted                                              15,431                    15,544
                                                 ================          ================

                                   LIBBEY INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                  December 31, 2002    December 31, 2001
                                                  -----------------    -----------------
ASSETS

Cash                                                        $ 1,683              $ 3,860
Accounts receivable                                          49,944               44,066
Inventories                                                 109,634               96,936
Other current assets                                         13,487                9,068
                                                 -------------------  -------------------
     Total current assets                                   174,748              153,930

Investments                                                  87,847               84,357

Other assets                                                 39,016               58,715

Goodwill                                                     59,795               43,282

Net property, plant and equipment                           163,121              127,798
                                                 -------------------  -------------------

Total assets                                               $524,527             $468,082
                                                 ===================  ===================


LIABILITIES AND SHAREHOLDERS' EQUITY


Notes payable                                              $  2,660             $  2,400
Accounts payable                                             31,633               33,125
Accrued liabilities                                          39,687               23,809
Other current liabilities                                    20,168               13,575
Long-term debt due within one year                              115              143,115
                                                 -------------------  -------------------
     Total current liabilities                               94,263              216,024

Long-term debt                                              188,403                2,517

Deferred taxes and other liabilities                         54,450               36,045

Nonpension retirement benefits                               47,193               48,131

Total shareholders' equity                                  140,218              165,365
                                                 -------------------  -------------------

Total liabilities and shareholders' equity                 $524,527             $468,082
                                                 ===================  ===================

                                   LIBBEY INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (Dollars in thousands)

                                                                          TWELVE MONTHS ENDED

                                                                  December 31, 2002   December 31, 2001
                                                                  -----------------   -----------------
Operating activities
     Net income                                                           $28,055              $39,392
     Adjustments to reconcile net income to net
        cash provided by (used in) operating activities:
           Depreciation                                                    17,262               15,157
           Amortization                                                     1,881                3,686
           Gain on sale of land                                              (381)                 -
           Other non-cash charges                                           3,456                5,464
           Net equity earnings                                             (9,774)              (2,665)
           Net change in components of working
              capital and other assets                                     13,706               (9,726)
                                                                  ----------------    -----------------
              Net cash provided by operating activities                    54,205               51,308

Investing activities
     Additions to property, plant and equipment                           (16,739)             (35,241)
     Dividends received from equity investments                             4,659                4,918
     Acquisitions                                                         (62,072)                 -
     Other                                                                  3,549               (1,563)
                                                                  ----------------    -----------------
        Net cash used in investing activities                             (70,603)             (31,886)

Financing activities
     Net bank credit facility activity                                     43,001               (8,404)
     Payment of financing fees                                               (815)                 -
     Other net borrowings                                                     145               (4,968)
     Stock options exercised                                                3,301                2,345
     Treasury shares purchased                                            (26,837)              (1,229)
     Dividends                                                             (4,574)              (4,588)
                                                                  ----------------    -----------------
        Net cash provided by (used in) financing activities                14,221              (16,844)

Effect of exchange rate fluctuations on cash                                  -                    -
                                                                  ----------------    -----------------

Increase (decrease) in cash                                                (2,177)               2,578

Cash at beginning of year                                                   3,860                1,282
                                                                  ----------------    -----------------

Cash at end of period                                                      $1,683               $3,860
                                                                  ================    =================

                                   LIBBEY INC.
                CONDENSED CONSOLIDATED JOINT VENTURE INFORMATION


                          Income Statement Information

Three months ended December 31,                              2002                2001
--------------------------------------------------------------------------------------
Net sales                                                $ 50,166            $ 52,966
  Cost of sales                                            42,745              44,857
                                                 -----------------  ------------------
Gross profit                                                7,421               8,109
   Operating expenses                                       4,876               5,295
                                                 -----------------  ------------------
Income from operations                                      2,545               2,814
  Other income                                              1,188               1,054
                                                 -----------------  ------------------
Earnings before finance costs and taxes                     3,733               3,868
  Interest expense                                          1,654               1,375
  Translation gain (loss)                                     425              (1,003)
                                                 -----------------  ------------------
Earnings before income taxes                                2,504               1,490
  Income taxes                                             (2,209)              3,279
                                                 -----------------  ------------------
Net income (loss)                                         $ 4,713            $ (1,789)
======================================================================================

Twelve months ended December 31,                             2002                2001
--------------------------------------------------------------------------------------
Net sales                                               $ 193,152           $ 199,373
  Cost of sales                                           158,801             157,011
                                                 -----------------  ------------------
Gross profit                                               34,351              42,362
   Operating expenses                                      21,108              21,250
                                                 -----------------  ------------------
Income from operations                                     13,243              21,112
  Other income                                              2,872               5,014
                                                 -----------------  ------------------
Earnings before finance costs and taxes                    16,115              26,126
  Interest expense                                          6,127               7,855
  Translation gain (loss)                                   3,030              (1,780)
                                                 -----------------  ------------------
Earnings before income taxes                               13,018              16,491
  Income taxes                                             (6,928)              7,588
                                                 -----------------  ------------------
Net income                                               $ 19,946             $ 8,903
======================================================================================

The above are summarized combined financial information for equity investments, which includes the 49% ownership in Vitrocrisa, S. de R.L. de C.V. and related Mexican companies, which manufactures, markets and sells glass tableware (e.g. beverageware, plates, bowls, serveware and accessories) and industrial glassware (e.g. coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and the 49% ownership in Crisa Industrial, L.L.C., which distributes industrial glassware in the U.S. and Canada for Vitrocrisa, for 2002 and 2001.